Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE

General Growth Properties Plan of Reorganization Confirmed by Court

Company Expects to Emerge from Chapter 11 on or about the 8th of November
 With Solid Financial Foundation and Strong Growth Strategy

CHICAGO, IL (October 21, 2010) — General Growth Properties, Inc. (NYSE: GGP) today announced Judge Allan Gropper of the U.S. Bankruptcy Court for the Southern District of New York confirmed the Company’s plan of reorganization. GGP expects to emerge from Chapter 11 restructuring on or about the 8th of November.

GGP will emerge from its financial restructuring with a strong balance sheet and substantially less debt, providing it with a solid financial foundation on which to execute its growth strategy. Upon emergence, GGP will have a significantly improved capital structure, having secured $6.8 billion in equity commitments from Brookfield Asset Management, Fairholme Funds, Pershing Square Capital Management, Blackstone and The Teacher Retirement System of Texas. GGP has also successfully and consensually restructured approximately $15 billion in project-level debt, renegotiating terms and extending maturity dates. In addition, all pre-petition GGP creditors will be satisfied in full.

“The confirmation of our plan is an important milestone as we lay the groundwork for a successful future for GGP. We secured equity commitments from four highly respected investment firms and one of the most admired pension funds in the U.S., restructured and extended our long-term debt and will pay every creditor in full,” said Adam Metz, chief executive officer of GGP. “We are grateful to all of our stakeholders for contributing to the success of this process. We are now prepared to begin a new era for GGP on firm financial footing.”

As part of its plan of reorganization, GGP will split itself into two separate publicly traded corporations upon emergence, and current shareholders will receive common stock in both companies. The new GGP will remain the second-largest shopping mall owner and operator in the country, with more than 185 regional malls in 43 states, and will focus on largely stable, income-producing shopping malls and other real estate assets. The spin-off company, The Howard Hughes Corporation, will consist of GGP’s portfolio of master planned communities and other strategic real estate development opportunities.

Mr. Metz continued, “Over the last year and a half we have made a number of operational enhancements and worked hard to prepare GGP for a promising future and for the successful spin-off of The Howard Hughes Corporation. I know these have been challenging times and I would like to sincerely thank our employees, customers, suppliers, lenders and partners for all of their support.”

In its restructuring, GGP has successfully and consensually restructured all of approximately $15 billion of the project-level debt included in the bankruptcy. These plans provide for the payment of all allowed creditor claims in full and the extension of the secured mortgage loans so such debt has a range of maturities, with no restructured loan maturing before January 1, 2014, and further provide for the repayment of restructured secured mortgage debt without any prepayment penalties. Certain debt associated with non-filed joint venture properties matures prior to 2014. In addition, $1.65 billion of pre-petition Rouse Bonds have elected to either exchange for new, longer dated Bonds or be reinstated at existing rates, thereby providing the company an even more attractive maturity profile while allowing the company to forgo the more costly standby term debt facility it had arranged.

In addition, shareholders will receive a substantial recovery and GGP will implement a recapitalization with $6.8 billion of new capital. GGP’s investment agreements with Brookfield, Fairholme, Pershing Square, Blackstone and Teacher Retirement System of Texas provide GGP with the flexibility to reduce their equity investments. A key feature of these agreements is a clawback provision that provides GGP the option to replace up to $2.15 billion of the capital being committed by Fairholme, Pershing Square and Teacher Retirement System of Texas with the proceeds of equity issuances at more advantageous pricing. The new GGP has filed a registration statement on Form S-11 with the Securities and Exchange Commission to attempt to raise public equity shortly after emergence from Chapter 11.

The offering of equity will be made only by means of a prospectus. A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. The registration statement on Form S-11 may be accessed through the Securities and Exchange Commission’s website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

UBS Investment Bank and Miller Buckfire & Co., LLC are serving as financial advisors to General Growth Properties in connection with the restructuring, and Weil, Gotshal & Manges LLP and Kirkland & Ellis LLP are acting as legal counsel to the Company.

ABOUT GGP

GGP has ownership and management interest in more than 185 regional shopping malls in 43 states, as well as ownership in planned community developments and commercial office buildings. The Company’s portfolio totals approximately 200 million square feet of retail space and includes more than 24,000 retail stores nationwide. The Company’s common stock is traded on the New York Stock Exchange under the symbol GGP.

FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements. Actual results may differ materially from the results suggested by these forward-looking statements, for a number of reasons, including, but not limited to, our ability to successfully complete our plan of reorganization and emerge from bankruptcy, our ability to refinance, extend, restructure or repay our near and intermediate term debt, our substantial level of indebtedness, our ability to raise capital through equity issuances, asset sales or the incurrence of new debt, retail and credit market conditions, impairments, our liquidity demands and retail and economic conditions. Readers are referred to the documents filed by General Growth Properties, Inc. with the Securities and Exchange Commission, which further identify the important risk factors which could cause actual results to differ materially from the forward-looking statements in this release. The Company disclaims any obligation to update any forward-looking statements.

CONTACT: David Keating, vice president of corporate communications, (312) 960-6325, david.keating@ggp.com